                                                                Exhibit 99(c)

                         Entergy Louisiana, Inc.
         Computation of Ratios of Earnings to Fixed Charges and
   Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                                                                        12 months
                                                             1995      1996     1997     1998     1999  June 2000
Fixed charges, as defined:
Total Interest                                              $136,901 $132,412 $128,900 $122,890 $117,247 $113,179
  Interest applicable to rentals                               9,332   10,601    9,203    9,564    9,221    7,945
                                                            -----------------------------------------------------
Total fixed charges, as defined                              146,233  143,013  138,103  132,454  126,468  121,124

Preferred dividends, as defined (a)                           32,847   28,234   22,103   20,925   16,006   15,885
                                                            -----------------------------------------------------

Combined fixed charges and preferred dividends, as defined  $179,080 $171,247 $160,206 $153,379 $142,474 $137,009
                                                            =====================================================
Earnings as defined:

  Net Income                                                $201,537 $190,762 $141,757 $179,487 $191,770 $134,791
  Add:
    Provision for income taxes:
Total Taxes                                                  117,114  118,559   98,965  109,104  122,368   86,100
    Fixed charges as above                                   146,233  143,013  138,103  132,454  126,468  121,124
                                                            -----------------------------------------------------

Total earnings, as defined                                  $464,884 $452,334 $378,825 $421,045 $440,606 $342,015
                                                            =====================================================

Ratio of earnings to fixed charges, as defined                  3.18     3.16     2.74     3.18     3.48     2.82
                                                            =====================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                2.60     2.64     2.36     2.75     3.09     2.50
                                                            =====================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%)
    minus the income tax rate.


